SPECIAL MEETINGS OF SHAREHOLDERS

(Unaudited)

In accordance with Rule 30d-1, under the Investment Company Act of 1940,the Fund is required to furnish certain information regarding any matters submitted to a vote of the Fund's shareholders.

Shareholders of record on September 24, 2003 representing 2,920,422.71 shares of the Research Portfolio, 5,917,861.27 shares of the Telecommunications Portfolio,and 4,877,469.58 shares of the Global Growth Portfolio were notified that Special Meetings of Shareholders (the "Meetings") would be held at the offices of the Fund on December 17, 2003 for the Research and Telecommunications Portfolios, and on December 31, 2003 for the Global
Growth Portfolio. 100.00% of the outstandingshares of each Portfolio were voted at their respective Meetings.

A brief description of the matters voted upon as well as the voting results of the aforementioned Meetings are outlined as follows:

Proposal #1 for the Research Portfolio:
To approve or disapprove a Plan of Reorganization providing for the acquisition of all assets and liabilities of the Research Portfolio by the Diversified Research Portfolio.


							           Outstanding
      Votes For		   Votes Against	 Abstentions	      Shares
   Number      Percent*	  Number  Percent*     Number   Percent*      Number

2,475,583.92   84.77%    50,026.84  1.71%     394,811.95  13.52%   2,920,422.71



Proposal #1 for the Telecommunications Portfolio:
To approve or disapprove a Plan of Reorganization providing for the acquisition of all assets and liabilities of the Telecommunications Portfolio by the Technology Portfolio.


								   Outstanding
	Votes For	     Votes Against	    Abstentions       Shares
   Number	Percent*    Number   Percent*     Number   Percent*   Number

5,614,570.88   	94.88%	  191,857.06  3.24%	111,433.33  1.88%   5,917,861.27



Proposal #1 for the Global Growth Portfolio:
To approve or disapprove a Plan of Reorganization providing for the acquisition of all assets and liabilities of the Global Growth Portfolio by the International Large-Cap Portfolio.


							             Outstanding
       Votes For	     Votes Against	   Abstentions		Shares
   Number	Percent*    Number   Percent*	  Number   Percent*	Number

4,367,813.71	89.55%	  168,028.18  3.45%	341,627.69  7.00%    4,877,469.58



*Based on total shares outstanding